EXHIBIT 99.1
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[GRAPHIC OMITTED
[LOGO - WILLIAMS SCOTSMAN]

Wednesday, September 1, 2004


  WILLIAMS SCOTSMAN, INC. ANNOUNCES THE RESIGNATION OF CHIEF FINANCIAL OFFICER


Williams Scotsman today announced its acceptance of John Cantlin's resignation as Senior Vice President and Chief Financial Officer. Mr. Cantlin has accepted a Senior Executive position in the general aviation industry. Gerard E. Holthaus, Chairman and Chief Executive Officer of Williams Scotsman said, "While we are sorry to see John leave Williams Scotsman, we are excited for him as his new position provides expanded executive responsibilities, an excellent opportunity for an individual with his background and experience. We appreciate John's contributions while an employee at Williams Scotsman and we wish him the very best in his new role." Over the next several weeks, John will work with the Company on any transitional matters.

The Company is initiating the process of retaining a search firm to identify qualified candidates to fill the position and expects to have a replacement within the next 90-120 days. As Williams Scotsman conducts its search for a new Chief Financial Officer, Mr. Holthaus, who previously held the CFO position, will assume the additional duties of acting CFO until a replacement is named. This temporary arrangement is designed to provide an orderly transition while at the same time minimizing any disruption to Williams Scotsman's operations.

In addition, Scott Becker, presently Vice President of Finance, will be assuming the additional responsibilities of Treasurer of Williams Scotsman and will be responsible for primary contact with the banking and investor community.

Williams Scotsman, Inc. is North America's leading provider of mobile and modular space, servicing 24,000 customers throughout the United States, Canada, and certain parts of Mexico. With over 80 locations and a fleet of more than 90,000 mobile offices, modular classrooms and storage units, Williams Scotsman is widely recognized for its quality customer service with numerous awards and distinctions. For information, visit the Company's website at www.willscot.com < http://www.willscot.com/
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SAFE HARBOR

Certain statements in this press release, including statements regarding the Company's search for a new Chief Financial Officer and the intent, belief, or current expectations of the Company or its officers and directors concerning the Company's ability to identify and recruit a successor, are "forward looking" statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Because such statements are subject to risks and uncertainties, including the possibility that the Board of Directors will be unable to locate a suitable successor, the Company's actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are encouraged to read the Company's Annual Report on Form 10-K for the year ended December 31, 2003, including the "Risk Factors" section, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, which are on file with the Securities and Exchange Commission.

Contact Information:       Bill LeBuhn
                           Senior Vice President
                           Chief Administrative Officer
                           Williams Scotsman, Inc.
                           8211 Town Center Drive
                           Baltimore, Maryland  21236-5997
                           (410) 931-6106
                           WCLebuhn@willscot.com